Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Fourth-Quarter Results
Total Fuel Transactions and Average Number of Vehicles Serviced Both Rise 10 Percent;
$7 Million Payment on Financing Debt Brings Total Paid to $47.5 Million for Year
SOUTH PORTLAND, MAINE — February 8, 2006 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the fourth quarter ended December 31, 2005.
Total revenues increased 28 percent to $64.4 million from $50.4 million for the fourth quarter of 2004. Net income to common shareholders on a GAAP basis for the fourth quarter of 2005 was $28.3 million, or $0.69 per diluted share, compared with net income of $14.3 million, or $0.35 per diluted share, for the same period last year. On a non-GAAP basis, the Company’s adjusted net income for the fourth quarter of 2005 was $13.0 million, or $0.32 per diluted share.
Fourth-quarter and full-year results for 2005 are not directly comparable with 2004 on a GAAP basis due to the non-cash earnings fluctuations associated with the Company’s fuel-price related derivative instruments. The GAAP financial results for the fourth quarter of 2005 include an unrealized $20.9 million pre-tax, non-cash, mark-to-market gain on these instruments. Exhibit 1 reconciles adjusted net income for the fourth quarter and year ended December 31, 2005, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
In addition, GAAP net income and adjusted net income for the fourth quarter and year ended December 31, 2005 include the effect of certain costs related to the Company operating as an independent public company, which were not present in 2004. If the Company had been incurring these costs during the fourth quarter of 2004, non-GAAP net income would have been $10.9 million. The Company’s adjusted net income for the fourth quarter of 2005 of $13.0 million would have represented a 19 percent increase over this amount. Exhibit 2 reconciles non-GAAP net income to net income determined in accordance with GAAP for the fourth quarter and year ended December 31, 2004.
For the year ended December 31, 2005, net income on a GAAP basis was $18.7 million, or $0.46 per diluted share, compared with $51.2 million, or $1.25 per diluted share, for full-year 2004. Adjusted net income for full-year 2005 was $48.9 million, which represents a 20% increase over the $40.8 million of non-GAAP net income for full-year 2004. The Company’s full-year 2005 net cash used by operating activities was $40.9 million compared with free cash flow of $48.2 million. Exhibit 3 reconciles free cash flow, which has not been determined in accordance with GAAP to net cash used by operating activities as determined in accordance with GAAP.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making scheduled payments on the Company’s financing debt and discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
Fourth-Quarter 2005 Performance Metrics
•	Average number of vehicles serviced increased 10 percent from the fourth quarter of 2004 to approximately 4.2 million.

•	Total fuel transactions processed increased 10 percent from the fourth quarter of 2004 to 58.0 million. Payment processing transactions increased 16 percent to 43.2 million, and transaction processing transactions decreased 6 percent to 14.8 million.

•	Average expenditure per payment processing transaction grew to $50.64, an increase of 29 percent from the same period last year.

•	Average retail fuel price increased 28 percent to $2.53 per gallon, from $1.98 per gallon for the fourth quarter a year ago.

•	Total MasterCard purchase volume grew to $228.6 million, an increase of 30 percent from the comparable period a year ago.

•	Wright Express paid $7.0 million in principal on its financing debt. The total paid year-to-date is $47.5 million.
Management Comments
“The fourth quarter was a strong conclusion to a great year for Wright Express,” said Michael Dubyak, president and chief executive officer. “Our results were driven by growth in average number of vehicles serviced and number of transactions processed, as well as productivity gains as our business model scales. Our price risk management strategy is successfully mitigating our exposure to the variability in fuel prices, and our solid cash flow enabled us to pay down another $7 million of financing debt during the fourth quarter, raising the total paid down for 2005 to $47.5 million.”
“There are approximately 41 million fleet vehicles on U.S. roads today, and we are making good progress in unlocking the growth potential in the fleet market,” said Dubyak. “In acquiring and retaining customers, and in creating products that add value by satisfying new and existing customer needs, the Company’s performance continues to improve.”
“We expect 2006 to be another year of solid demand for fleet card solutions,” said Dubyak. “We are leveraging our proprietary network and outstanding customer service capabilities, as well as our position as a market leader, to capitalize on this demand. As a result, our fleet card pipeline remains strong as we begin the new year. In addition, our MasterCard business is continuing to perform very well. At the same time, we continue to explore further opportunities to accelerate the Company’s growth, both organically and through potential alliances or acquisitions. We look forward to reporting another strong year for Wright Express in 2006.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the first quarter of 2006, as well as the full year. This guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the first quarter of 2006, revenue in the range of $62 million to $67 million. This is based on an assumed average retail fuel price of $2.52 per gallon.

•	First-quarter 2006 net income before unrealized gain or loss on derivative contracts in the range of $11 million to $12 million, or $0.27 to $0.30 per diluted share, based on approximately 41 million shares outstanding.

•	For the full year 2006, revenue in the range of $275 million to $285 million. This is based on an assumed average retail fuel price of $2.57 per gallon.

•	For the full year 2006, net income before unrealized gain or loss on derivative contracts in the range of $52 million to $55 million, or $1.27 to $1.33 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today at 5:00 p.m. (ET) to discuss the Company’s financial results, fourth-quarter highlights, business strategy and business outlook. To access this call by telephone, dial (866) 323-7218 or (706) 643-0228 (Conference ID: 4585657). A live webcast of this conference call will be available at the “Investor Relations” section of the Company’s website (www.wrightexpress.com). A replay of the webcast will be available on the website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.2 million vehicles. Wright Express markets these services directly as well as through more than 95 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 650 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: assessment of its progress in unlocking growth potential and improved performance; expectations for demand for fleet card solutions in 2006; its plan to explore opportunities to accelerate growth organically and through potential alliances or acquisitions; and financial guidance for the first quarter and full year 2006.
These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; first quarter and full-year 2006 fueling patterns; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the final prospectus filed on February 16, 2005, and the Company’s periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.
Condensed Financial Statements and Supplemental Exhibits Follow ...

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues
Payment processing revenue	$46,527	$35,112	$173,416	$129,987
Transaction processing revenue	4,215	4,242	17,136	18,113
Account servicing revenue	5,656	5,426	22,935	21,167
Finance fees	5,379	2,708	15,769	9,603
Other	2,648	2,888	12,077	10,230

Total revenues	64,425	50,376	241,333	189,100

Expenses
Salary and other personnel	14,356	12,646	59,986	49,420
Service fees	2,332	2,732	11,924	9,534
Provision for credit losses	1,610	1,898	8,813	8,131
Technology leasing and support	2,144	2,222	8,590	8,169
Occupancy and equipment	1,431	1,157	5,874	5,441
Depreciation and amortization	2,736	1,526	9,918	7,376
Operating interest expense	4,927	1,801	14,519	5,625
Operating interest income	—	(1,076)	—	(3,197)
Other	3,704	3,795	15,092	14,441

Total operating expenses	33,240	26,701	134,716	104,940

Operating income	31,185	23,675	106,617	84,160

Financing interest expense	(3,707)	—	(12,966)	—
Realized and unrealized gains (losses) on derivative instruments	14,216	—	(65,778)	—

Income before income taxes	41,694	23,675	27,873	84,160
Provision for income taxes	13,367	9,413	9,220	32,941

Net income	$28,327	$14,262	$18,653	$51,219

Earnings per share (on a pro forma basis for 2004):
Basic	$0.70	$0.35	$0.46	$1.27
Diluted	$0.69	$0.35	$0.46	$1.25

Weighted average common shares outstanding (on a pro forma basis for 2004):
Basic	40,206	40,185	40,194	40,185
Diluted	41,337	41,104	40,735	41,104

WRIGHT EXPRESS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(unaudited)

	December 31,
	2005	2004

Assets
Cash and cash equivalents	$44,994	$31,806
Accounts receivable (less reserve for credit losses of $4,627 in 2005 and $4,212 in 2004)	652,132	447,169
Income tax refunds receivable, net	3,300	—
Due from related parties	—	134,182
Available-for-sale securities	20,878	17,792
Property, equipment and capitalized software, net	38,543	37,474
Deferred income taxes, net	513,018	502
Intangible assets, net	2,421	2,421
Goodwill	135,047	135,047
Other assets	10,088	6,296

Total assets	$1,420,421	$812,689

Liabilities and Stockholders’ or Member’s Equity
Accounts payable	$254,381	$197,647
Accrued expenses	22,197	17,410
Deposits	338,251	194,360
Borrowed federal funds	39,027	27,097
Revolving line-of-credit facility	53,000	—
Term loan, net	167,508	—
Derivative instruments, at fair value	36,710	—
Other liabilities	331	459
Due to related parties	—	91,466
Amounts due to Cendant under tax receivable agreement	424,277	—
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares authorized, issued and outstanding	10,000	—

Total liabilities	1,345,682	528,439

Stockholders’ or Member’s Equity
Member’s contribution	—	182,379
Common stock $0.01 par value; 175,000 shares authorized 40,210 shares Issued and outstanding	402	—
Additional paid-in capital	55,020	—
Retained earnings	18,653	101,869
Other comprehensive income, net of tax:
Net unrealized gain on interest rate swaps	748	—
Net unrealized gain (loss) on available for sale securities	(84)	2

Accumulated other comprehensive income	664	2

Total stockholders’ or member’s equity	74,739	284,250

Total liabilities and stockholders’ or member’s equity	$1,420,421	$812,689

WRIGHT EXPRESS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended December 31,
	2005	2004

Cash flows from operating activities
Net income	$18,653	$51,219
Adjustments to reconcile net income to net cash provided by operating activities:

Net unrealized loss on derivative instruments	36,710	—
Stock-based compensation	6,994	—
Depreciation and amortization	11,100	7,376
Deferred taxes	4,228	(809)
Provision for credit losses	8,813	8,131
Loss (gain) on disposal of property and equipment	(72)	1,016
Change in operating assets and liabilities:
Accounts receivable	(213,776)	(152,983)
Income tax refunds receivable, net	(3,300)	—
Other assets	(1,268)	(1,279)
Accounts payable	56,734	71,981
Accrued expenses	4,787	7,622
Other liabilities	(128)	(784)
Amounts due to Cendant under tax receivable agreement	(15,468)	—
Due to/from related parties	45,051	(32,105)

Net cash used by operating activities	(40,942)	(40,615)

Cash flows from investing activities
Purchases of property and equipment	(11,017)	(11,039)
Sales of property and equipment	125	1,346
Purchases of available-for-sale securities	(3,637)	(985)
Maturities of available-for-sale securities	425	758
Purchases of Federal Home Loan Bank stock	—	(43)
Purchases of option contracts	—	(144)

Net cash used for investing activities	(14,104)	(10,107)

Cash flows from financing activities
Dividends paid	(305,887)	(25,279)
Excess tax benefits of equity instrument share-based payment arrangements	60	—
Proceeds from Exercise of Stock Options	328	—
Net repayments on related party line of credit	—	(20,000)
Net increase in deposits **	143,891	102,542
Net increase in borrowed federal funds **	11,930	3,131
Net borrowings on revolving line of credit	53,000	—
Loan origination fees paid for revolving line of credit	(1,704)	—
Borrowings on term loan, net of loan origination fees of $2,884	217,116	—
Repayments on term loan	(50,500)	—

Net provided by financing activities	68,234	60,394

Net change in cash and cash equivalents	13,188	9,672
Cash and cash equivalents, beginning of period	31,806	22,134

Cash and cash equivalents, end of period	$44,994	$31,806

**	Although classified as financing activities for purposes of the financial statements, the Company uses these amounts specifically as a source of cash for funding the timing difference between collecting accounts receivable and payments of accounts payable.

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Fourth Quarter and Full Year 2005
(in thousands)
(unaudited)

	Three months ended	Year ended
	December 31, 2005	December 31, 2005

Adjusted net income	$12,999	$48,909
Non-cash, mark-to-market adjustments on derivative instruments	20,856	(36,710)
Termination of derivative instruments	—	(8,450)
Conversion of restricted stock units and stock options	—	(5,723)
Tax impact	(5,528)	20,627

GAAP net income	$28,327	$18,653

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly and annual non-cash earnings fluctuations associated with fuel-price derivative contracts;

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters and years difficult to evaluate;

•	The termination of derivative instruments during the first quarter of 2005 was a non-recurring event effected by the Company’s former parent company as part of the process of preparing the Company for its initial public offering; and

•	The conversion of restricted stock units and stock options was a non-recurring event resulting from the need to convert the equity incentives held by the Company’s employees so that they were exercisable following the initial public offering for Company common stock instead of for common stock of the Company’s former parent.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

Exhibit 2
Wright Express Corporation
Reconciliation of Non-GAAP Net Income to GAAP Net Income
Fourth Quarter and Full Year 2004
(in thousands)
(unaudited)

	Three months	Full year ended
	ended December 31,	December 31,
	2004	2004

Non-GAAP net income	$10,891	$40,818
Loss of interest income on cash balances	1,075	3,196
Incremental public company expenses, net of Cendant allocations	1,804	4,485
Founders grant vesting expense recognized in 2005	400	1,335
Savings from vesting Cendant restricted stock units	(321)	(914)
Additional interest on operating debt balances used to pay a dividend to Cendant	158	455
Interest expense on financing debt balances	2,676	8,579
Tax impact	(2,421)	(6,735)

GAAP net income	$14,262	$51,219

Although non-GAAP net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s internal reporting. Management considers this an important measure because it includes the effect of new costs related to the Company’s operating for the first time as an independent public company, as well as financing costs related to the indebtedness incurred to pay a $306 million dividend to Cendant prior to the initial public offering. However, because non-GAAP net income has not been determined in accordance with generally accepted accounting principles, it should not be considered as a substitute for net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, non-GAAP net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies. The non-GAAP adjustments are based upon available information the Company believes to be reasonable as of today. The non-GAAP results are not necessarily indicative of the future results of operations.
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Exhibit 3
Wright Express Corporation
Reconciliation of Free Cash Flow to Net Cash used by Operating Activities
(in thousands)
(unaudited)

Year ended
December 31,
2005

Free cash flow	$48,222
Net (increase)/decrease in accounts receivable	(213,776)
Charge-offs of accounts receivable	11,810
Net (increase)/decrease in accounts payable	56,734
Related party activity	45,051
Capital expenditures	11,017

Net cash used by operating activities	$(40,942)

Although free cash flow is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s internal reporting. Free cash flow is determined as cash provided or used by operating activities adjusted for the impact of accounts receivable (net of charge offs), accounts payable, non recurring related party activity in connection with The Company’s initial public offering and capital expenditures. The timing difference between collecting accounts receivable and payment of accounts payable is being funded by certificates of deposit and borrowed federal funds, and therefore these amounts are excluded from free cash flow. Management considers this an important measure because it provides management with a measure of cash that is available for scheduled financing debt payments and discretionary purposes. This measure aligns the sources of cash with their related uses based upon the underlying activity. However, because free cash flow has not been determined in accordance with generally accepted accounting principles, it should not be considered as a substitute for net cash used by operating activities as determined in accordance with GAAP. In addition, free cash flow as used by Wright Express may not be comparable to similarly titled measures employed by other companies. The non-GAAP adjustments are based upon available information the Company believes to be reasonable as of today. The non-GAAP results are not necessarily indicative of the future results of operations.
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